Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of First Charter Corporation of our report, dated January 13, 2006 relating to our audits of the consolidated financial statements of GBC Bancorp, Inc. and subsidiary for the years ended December 31, 2005 and 2004, appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/  Mauldin & Jenkins, LLC

Atlanta, Georgia
August 28, 2006